Exhibit 99.11
`Sales Agreement
(2010)
Party A: Hubei Jinlong Cement Co., Ltd.
Party B: Shiyan Zhuomai Trading Co., Ltd.
This Sales Agreement (the “Agreement”) is entered into by and between the above parties pursuant to the Contract Law of the People’s Republic of China.
     I. Project Distributor
Party A hereby authorizes Party B to act as Party A’s distributor of cement products manufactured by Party A (“Products”). Party B shall be authorized to sell the Products to major construction projects, such as highway, railways, power station and dam.
     II. Term of Agreement
Party B is hereby appointed as Party A’s distributor for a term of one year, starting from December 26, 2009 to December 25, 2010.
     III. Quantity of Products
1.	Party B shall distribute 500,000 metric tons of the Products in the contract year.
2.	The amount of Products that Party B distributes shall be reported to Party A on a monthly basis.
3.	If for any reason of the end users of Products, Party B anticipates that it will not be able to distribute the agreed amount of Products in the contract year, Party B shall be free from any liability if Party B reports this situation to Party A immediately.
     IV. Quality Control
1.	Party A guarantees that the quality of Products meets the state-set standards (GB175-2007) and Party A shall be responsible for any damages caused by quality related issues of the Products other than damages caused by Party B due to mishandling in shipping and storage.
2.	Party B shall send written notification to Party A for any questions or claims from customers regarding the quality of Products within 2 days. Party A shall resolve the request on the customer’s site within 48 hours to 3 days after receipt of the notification.
     V. Shipping
1.	Location: Party B shall take delivery of the Products at Party A’s cement plant.
2.	Party B shall ship the Products by its own vehicle and at its own expenses.
     VI. Price
The selling price of the Products shall be determined by both parties and be adjusted with any change of the market price through consultation between the parties. Party A shall send written notification to Party B for any adjustment of selling price.
     VII. Method of Payment
Party B shall pay cash upon taking delivery of the Products.
     VIII. Deposit
1.	Party B shall pay a deposit of RMB 3,000,000 before the execution of this Agreement. Party A shall return the full amount of the deposit within 15 days after Party B fulfills all its obligations under this Agreement. No interest shall be accrued from the deposit.

2.	If the Agreement is terminated and Party B is not responsible for such termination, Party A shall return the full amount of the deposit within 15 days upon the termination of the Agreement.
     IX. Duties of the Parties
1.	Party A has the right to oversee and supervise Party B’s performance during the contract year.

2.	Party A has the right to build up files for the potential customers of Party B. All sales agreements entered into by and between Party B and a third party shall be submitted to Party A for filing.

3.	Party B has the right to engage with a second level agent and determine the fees.

4.	Party B shall not sell the Products to anyone other than its designated sales scope, otherwise, Party A has the right to charge RMB10,000 per car load sold and such amount shall be deducted from the deposit. In this case, Party A may also disqualify Party B as its project distributor. If Party B discovers any sales of Products by other distributor in Party B’s designated sales scope, Party B shall report to Party A immediately.

5.	Based on the scale of the project, the parties shall determine an estimated quantity of supply. If Party B distributes less than 80% of the agreed amount, it shall pay Party A RMB100,000 as damage.

6.	Party B has the obligation to assist Party A on marketing, advertising, coordinating with government agencies and resolving disputes.
     X. Breach of Agreement
1.	Any party who terminates the Agreement without justifiable reason shall pay compensation of RMB 50,000 to the other party.
2.	Party A shall have the right to terminate the Agreement if Party A’s supply of Products is rendered impossible due to any changes of government policies, material changes of Party A’s business, failure of major manufacturing facilities, or power failure.
     XI. Any unsettled matters under this Agreement shall be resolved through further consultation between the parties.
     XII. Dispute Resolution
Any dispute arising from the performance of this Agreement shall be resolved through consultation between the parties. If no resolution can be reached from consultation, the dispute shall be submitted to a court of law at Party A’s location.
     XIII. This Agreement is executed into four duplicates. Party A shall hold three duplicates and Party B shall hold one duplicate. This Agreement is effective upon execution.
Party A: /s/ [Signature of Authorized Representative and Corporate Stamp]
Hubei Jinlong Cement Co., Ltd.
Party B: /s/ [Signature of Authorized Representative and Corporate Stamp]
Shiyan Zhuomai Trading Co., Ltd.
December 25, 2009